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                                                                     Exhibit 5.1
                                  May 30, 2000

The A Consulting Team, Inc.
200 Park Avenue South
New York, New York 10003

      Re:   The A Consulting Team, Inc. - Registration Statement on Form S-3
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Dear Ladies and Gentlemen:

      We have acted as counsel to The A Consulting Team, Inc., a New York corporation (the "Company"), in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission regarding the sale by certain selling securityholders (the "Selling Securityholders") of up to 392,855 issued and outstanding shares of common stock of the Company (the "Existing Shares") and the sale by the Selling Securityholders of up to 1,607,142 shares of common stock of the Company (the "Warrant Shares") issuable upon exercise of warrants granted by the Company to the Selling Securityholders (the "Warrants").

      We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the issuance and sale of the Existing Shares and the Warrants, the Stock Purchase Agreement relating to the issuance and sale of the Existing Shares and the Warrants, the Warrants, and such other corporate documents, records and certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth. Based on such review, we are of the opinion that:

      (i) the Existing Shares have been duly authorized and are validly issued, fully paid and non-assessable; and

      (ii) the Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the applicable Warrants, will be validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Existing Shares, the Warrants or the Warrant Shares.

                                       Very truly yours,

                                       /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

                                       ORRICK, HERRINGTON & SUTCLIFFE LLP